As filed with the Securities and Exchange Commission on April 29, 1998
                                        Registration Statement No. 333-_________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             VENCOR HEALTHCARE, INC.
      (which will change its name to Vencor, Inc. immediately prior to the distribution referred to herein)
             (Exact name of registrant as specified in its charter)


             DELAWARE                                   61-1323993
   (State or other jurisdiction            (I.R.S. Employer Identification No.)
 of incorporation or organization)

                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                    (Address of Principal Executive Offices)

                             VENCOR HEALTHCARE, INC.
                  1998 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                            (Full title of the plan)

                                  JILL L. FORCE
                     Senior Vice President, General Counsel
                             and Assistant Secretary
                                  Vencor, Inc.
                             400 West Market Street
                           Louisville, Kentucky 40202
                     (Name and address of agent for service)
                                 (502) 596-7300
                     (Telephone number, including area code,
                              of agent for service)
                                   ----------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                     Proposed               Proposed maximum
  Title of Securities       Amount to be         maximum offering          aggregate offering         Amount of
   to be registered          registered          price per share(1)            price(1)             registration fee
-----------------------     -----------------   -------------------        ----------------------   ----------------
Common Stock, par           298,073 shares          $13.29                    $3,961,390.17            $1,168.61
value $0.25 per
share

(1) Pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of book value per share.

                                     Part II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
-------  ----------------------------------------

         The following document filed by Vencor Healthcare, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") is hereby incorporated by reference into this Registration Statement:

         The Registration Statement on Form 10, as amended, filed by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") (File No. 001-14057).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the filing date of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.
-------  --------------------------

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
-------  ---------------------------------------

         Jill L. Force is Senior Vice President, General Counsel and Assistant Secretary of the Company. Jill L. Force will own beneficially approximately 83,392 shares of the Company's common stock, par value $.25 per share, after the distribution of Company Common Stock by Vencor, Inc., a Delaware corporation ("Vencor") and parent of the Company, to stockholders of Vencor expected to occur on or about May 1, 1998, based on her share ownership of Vencor, Inc. common stock on April 29, 1998.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------  ------------------------------------------

         Section 145 of the Delaware General Corporation Law ("GCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person's conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. Indemnification and advancement of expenses provided for or granted pursuant to Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

         The Company's Restated Certificate of Incorporation, in the form that will be in effect as of April 30, 1998 and is filed as Exhibit 3.1 to this Registration Statement, will provide that each person who is or was or has agreed to become a director or officer of the Company, or each such person who is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company, in accordance with the Company's Restated By-laws in the form that will be in effect on April 30, 1998 and is filed as Exhibit 3.2 to this Registration Statement, to the fullest extent permitted from time to time by the GCL, as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company's Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's Restated Certificate of Incorporation or otherwise by the Company. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater than or different from that provided in the Company's Restated Certificate of Incorporation.

         The Company's Restated By-laws will provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, or employee of the Company or any such person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by the Company to the fullest extent authorized by the GCL as the same exists or may in the future be amended against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, except as described in the next paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company's Board of Directors.

         Pursuant to the Company's Restated By-laws, if a claim is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Company's Restated By-laws will provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses) incurred in defending any Proceeding in advance of its final disposition where the required makes it permissible under the GCL for the Company to indemnify the claimant for the amount claimed, but the burden of providing such defense will be on the Company.

         The Company's Restated By-laws will provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, subject to certain exceptions and conditions.

         The Company's Restated By-laws will provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's By-laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Restated Certificate of Incorporation, the Company's Restated By-laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company currently has in effect officers and directors liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under the policies is $40 million in the aggregate annually for coverages in excess of deductibles.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
-------  ------------------------------------

         Not Applicable.

ITEM 8.  EXHIBITS.
-------  ---------

         The following exhibits are filed as part of this Registration
Statement:

         3.1      Form of Restated Certificate of Incorporation of the Company.
                  Exhibit 3.1 to the Company's Registration Statement on Form 10 (Comm. File No. 001-14057) is hereby incorporated by reference.

         3.2 Form of Restated Bylaws of the Company. Exhibit 3.2 to the Company's Registration Statement on Form 10 (Comm. File No. 001-14057) is hereby incorporated by reference.

         5.1      Opinion of Jill L. Force.

        23.1      Consent of Ernst & Young L.L.P.

        23.2       Consent of Jill L. Force (included in Exhibit 5.1).

        24.0 Power of Attorney (Included on signature page of Registration Statement on Form S-8).

ITEM 9.  UNDERTAKINGS.
-------  -------------

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To include any prospectus required by Section 10
                           (a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) of this Item 9 do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in period reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In any event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on April 29, 1998.

                                             VENCOR HEALTHCARE, INC.


                                             By:   /s/ W. BRUCE LUNSFORD
                                                  -----------------------------
                                                  W. Bruce Lunsford
                                                  Chairman of the Board,
                                                  President and Chief Executive
                                                    Officer

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS W. BRUCE LUNSFORD, W. EARL REED, III AND JILL L. FORCE, AND EACH OF THEM WITH FULL POWER TO ACT WITHOUT THE OTHER, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN- FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN REGULATORY AUTHORITY, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SUCH ATTORNEY-IN-FACT AND AGENT, OR HIS OR HER SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

Name and Signature                                           Title                                Date
 /s/ MICHARL R. BARR
-------------------------------------         Chief Operating Officer, Executive             April 29, 1998
Michael R. Barr                               Vice-President and Director


 /s/ W. BRUCE LUNSFORD
-------------------------------------         Chairman of the Board, President,              April 29, 1998
W. Bruce Lunsford                             Chief Executive Office (Principal
                                              Executive Officer) and Director


 /s/ RICHARD A. LECHLEITER
-------------------------------------         Vice President, Finance and Corporate          April 29, 1998
Richard A. Lechleiter                         Controller (Principal Accounting
                                              Officer)


 /s/ W. EARL REED, III
-------------------------------------         Executive Vice President, Chief                April 29, 1998
W. Earl Reed, III                             Financial Officer (Principal Financial
                                              Officer) and Director